Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2015 THIRD QUARTER RESULTS

-	Net Sales Increased 17% over Prior Year Third Quarter
-	Neared completion of the relocation of the Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri
-	Continued to integrate Tiffin, Ohio manufacturing facility

BRIDGETON, MO – November 9, 2015 – Katy Industries, Inc. (OTC BB: KATY), a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products, as well as a contract manufacturer of structural foam products, today reported financial results for the third quarter ended September 25, 2015.

“We continue to execute the relocation plan of the Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri,” said David J. Feldman, Katy Chief Executive Officer. “In addition, we continue to integrate the recently acquired Tiffin, Ohio manufacturing facility. We also continue to believe the acquisition will help drive significant improvement in both sales and profitability in the coming years.”

Mr. Feldman also stated, “We continue to have strong gains in operating income, excluding one-time costs associated with the aforementioned relocation and acquisition costs, driven by our ongoing strategic initiatives to improve gross margins. We look forward to having a strong fourth quarter as we complete our relocation and close out 2015.”

Third Quarter Financial Results

Financial highlights for the third quarter of 2015, as compared to the same period in the prior year, included:

•	Net sales in the third quarter of 2015 were $31.0 million, an increase of $4.5 million, or 17.0%, compared to the same period in 2014. The increase was a result of the acquisition of the Tiffin, Ohio manufacturing facility, which was partially offset by decreased demand in our Continental business unit during the three months ended September 25, 2015 as compared to the three months ended September 26, 2014. Gross margin was 15.4% for the three months ended September 25, 2015, a decrease of 340 basis points from the same period a year ago. The decrease was primarily a result of lower margins on sales from our Tiffin, Ohio facility and increased rent expense incurred due to operating of both our Bridgeton, Missouri and Jefferson City, Missouri facilities during our relocation for the three months ended September 25, 2015 as compared to the three months ended September 26, 2014.

•	Severance, restructuring and related charges were $1.8 million for the three months ended September 25, 2015 for costs associated with the relocation of our Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri.

•	Operating loss was $0.5 million, or 1.7% of net sales, in the third quarter of 2015, compared to $1.5 million, or 5.8% of net sales, for the same period in 2014. With the exclusion of one-time items related to the increased rent aforementioned and other restructuring costs associated with our facility relocation, operating income was $1.8 million for the three months ended September 25, 2015 versus operating income of $1.5 million for the three months ended September 26, 2014.

•	Interest expense increased by $1.0 million during the third quarter as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	Net loss in the third quarter of 2015 was $1.6 million, or $0.20 per basic and diluted share, versus net income of $1.4 million, or $0.17 per basic ($0.05 per diluted) share, in the third quarter of 2014. With the exclusion of the aforementioned one-time items related to our facility relocation, net income was $0.7 million for the three months ended September 25, 2015 versus net income of $1.4 million for the three months ended September 26, 2014.

Year-to-Date Third Quarter Financial Results

Financial highlights for the nine months ended September 25, 2015, as compared to the nine months ended September 26, 2014, included:

•	Net sales for the nine months ended September 25, 2015 were $83.7 million, an increase of $11.6 million, or 16.1%, compared to the same period in 2014. The increase was a result of the acquisition of the Tiffin, Ohio manufacturing facility, which contributed $11.7 million in net sales for the nine months ended September 25, 2015. Gross margin was 15.7% for the nine months ended September 25, 2015, a decrease of 100 basis points from the same period a year ago. The decrease was primarily a result of lower margins on sales from our Tiffin, Ohio facility and increased rent expense incurred due to operating at both our Bridgeton, Missouri and Jefferson City, Missouri facilities during our relocation for the nine months ended September 25, 2015 as compared to the nine months ended September 26, 2014.

•	Selling, general and administrative expenses were $11.1 million for the nine months ended September 25, 2015 as compared to $10.6 million for the nine months ended September 26, 2014. The increase was primarily due to one-time acquisition costs for the Tiffin, Ohio manufacturing facility for the nine months ended September 25, 2015.

•	Severance, restructuring and related charges of $3.9 million for the nine months ended September 25, 2015, were for the relocation of our Bridgeton, Missouri facility to Jefferson City, Missouri.

•	Operating loss was $1.9 million, or 2.3% of net sales during the nine months ended September 25, 2015, compared to an operating income of $1.4 million, or 2.0% of net sales, for the same period in 2014. With the exclusion of one-time items related to the increased rent aforementioned and other restructuring costs associated with our facility relocation and the acquisition costs of the Tiffin, Ohio manufacturing facility, operating income was $3.0 million for the nine months ended September 25, 2015 versus an operating income of $1.4 million for the nine months ended September 26, 2014.

•	Interest expense increased by $1.9 million during the nine months ended September 25, 2015 as compared to the nine months ended September 26, 2014 as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	The income tax benefit for the nine months ended September 26, 2014 includes a benefit as a result of the acquisition of FTW. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

•	The Company reported a net loss for the nine months ended September 25, 2015 of $4.4 million, or $0.56 per basic and diluted share, versus net income of $3.1 million, or $0.38 per basic share ($0.11 per diluted share), for the nine months ended September 26, 2014. With the exclusion of the aforementioned one-time items related to our facility relocation and acquisition costs in 2015 and the one-time tax benefit and acquisition costs in 2014, net income was $1.3 million for the nine months ended September 25, 2015 versus a net income of $0.8 million for the nine months ended September 26, 2014.

Liquidity and Capital Resources

Cash used in operating activities before changes in operating assets and liabilities was $0.9 million in the nine months ended September 25, 2015 as compared to cash provided of $2.7 million in the same period of 2014. Changes in operating assets and liabilities from continuing operations provided $1.5 million in the nine months ended September 25, 2015 as compared to using $5.7 million in the same period of 2014. The decrease in usage is primarily attributable to an increase in accounts payables, partially offset by increases in inventories, accounts receivable and decreases in accrued expenses.

Cash flows used by investing activities of $26.0 million in the nine months ended September 25, 2015 were primarily due to the purchase of our Tiffin, Ohio manufacturing facility and capital expenditures related to the relocation of the Bridgeton, Missouri facility to Jefferson City, Missouri.

Debt at September 25, 2015 was $50.8 million, versus $22.0 million at December 31, 2014. On April 7, 2015, in conjunction with the acquisition of the Tiffin, Ohio manufacturing facility, the Company amended the BMO Credit Agreement resulting in an increase of $6.0 million to the revolving credit facility and entered into a Second Lien Credit and Security Agreement with Victory Park Management, LLC which provided the company with a $24.0 million term loan.

Non-GAAP Financial Measures

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2014. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products, consumer home products and a contract manufacturer of structural foam products.

Company contact:
Katy Industries, Inc.
Curt Kroll
(314) 656-4381

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME  - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 25, 2015	September 26, 2014	September 25, 2015	September 26, 2014

Net sales	$31,048	$26,543	$83,702	$72,077
Cost of goods sold	26,273	21,549	70,530	60,020
Gross profit	4,775	4,994	13,172	12,057
Selling, general and administrative expenses	3,518	3,451	11,144	10,633
Severance, restructuring and related charges	1,777	-	3,914	-
Operating (loss) income	(520)	1,543	(1,886)	1,424
Interest expense	(1,233)	(229)	(2,733)	(786)
Other, net	35	40	100	117
(Loss) income before income tax benefit (expense)	(1,718)	1,354	(4,519)	755
Income tax benefit (expense)	113	(4)	98	2,303
Net (loss) income	$(1,605)	$1,350	$(4,421)	$3,058

(Loss) income before income tax benefit (expense)	$(1,605)	$1,350	$(4,421)	$3,058
Other comprehensive (loss) income
Foreign currency translation	(94)	(43)	(178)	(75)
Total comprehensive (loss) income	$(1,699)	$1,307	$(4,599)	$2,983

Basic (loss) earnings per share	$(0.20)	$0.17	$(0.56)	$0.38
Basic weighted average common shares outstanding:	7,951	7,951	7,951	7,951

Diluted (loss) earnings per share	$(0.20)	$0.05	$(0.56)	$0.11
Diluted weighted average common shares outstanding:	7,951	26,810	7,951	26,810

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	September 25, 2015	December 31, 2014
Current assets:
Cash	$55	$66
Accounts receivable, net	12,296	10,840
Inventories, net	20,182	15,881
Other current assets	2,290	659
Total current assets	34,823	27,446

Other assets:
Goodwill	8,377	2,556
Intangibles, net	21,153	3,909
Other	4,145	1,839

Other Assets	33,675	8,304

Property and equipment	64,721	59,421
Less: accumulated depreciation	(50,771)	(49,263)
Property and equipment, net	13,950	10,158

Total assets	$82,448	$45,908

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$17,127	$7,327
Book overdraft	584	699
Accrued expenses	9,226	8,550
Payable to related party	4,131	3,650
Deferred revenue	170	186
Current maturities of long term debt	600	-
Revolving credit agreement	26,342	21,967
Total current liabilities	58,180	42,379

Deferred revenue	-	130
Long-term debt	23,862	-
Other liabilities	5,696	4,090
Total liabilities	87,738	46,599

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,722)	(1,544)
Accumulated deficit	(127,319)	(122,898)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(5,290)	(691)

Total liabilities and stockholders' (deficit) equity	$82,448	$45,908

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Nine Months Ended
	September 25, 2015	September 26, 2014
Cash flows from operating activities:
Net (loss) income	$(4,421)	$3,058
Depreciation and amortization of long-lived assets	2,571	1,655
Amortization of debt issuance costs	458	272
Stock-based compensation	76	50
Payment In Kind (PIK) interest expense	462	-
Deferred income taxes	-	(2,318)
	(854)	2,717
Changes in operating assets and liabilities:
Accounts receivable	(668)	(2,985)
Inventories	(2,842)	(6,395)
Other assets	(1,762)	(65)
Accounts payable	6,487	2,912
Accrued expenses	(1,367)	843
Payable to related party	481	375
Deferred revenue	(146)	(147)
Other	1,358	(275)
	1,541	(5,737)

Net cash provided by (used in) continuing operations	687	(3,020)
Net cash provided by (used in) discontinued operations	-	74
Net cash provided by (used in) operating activities	687	(2,946)

Cash flows from investing activities:
Payment for acquisition, net of cash received	(23,855)	(10,774)
Capital expenditures	(2,167)	(642)
Net cash used in investing activities	(26,022)	(11,416)

Cash flows from financing activities:
Net borrowings on revolving credit facility	4,375	14,337
Proceeds from term loan facility	24,000	-
Loan from related party	-	400
(Decrease) increase in book overdraft	(115)	97
Direct costs associated with debt facilities	(2,627)	(672)
Net cash provided by financing activities	25,633	14,162

Effect of exchange rate changes on cash	(309)	(109)

Net decrease in cash	(11)	(309)
Cash, beginning of period	66	708
Cash, end of period	$55	$399

Supplemental cash flow disclosure
Interest paid	$1,637	$484
Supplemental information of non-cash investing and financing activity
Accrued contingent earnout payment	$2,000	$-
Capital expenditures included in accounts payable	$1,159	$-